Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   CardioNet, Inc.

Heather C. Getz

Investor Relations

800-908-7103

investorrelations@cardionet.com

CardioNet, Inc. Reports Fourth Quarter and Full Year 2011 Financial Results

Conshohocken, PA — (BUSINESS WIRE) — February 22, 2012 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with a current focus on the diagnosis and monitoring of cardiac arrhythmias, today reported results for the fourth quarter and full year-ended December 31, 2011.

2011 Highlights

•                  Achieved positive adjusted EBITDA for the fourth quarter and full year 2011

•                  Reduced quarter-end DSO to 75 days

•                  Reached an agreement to settle shareholder litigation

•                  Implemented over $7 million of annualized cost reductions

•                  Launched next-generation MCOTTM device

•                  Opened west coast monitoring location

•                  Secured 52 new payor contracts covering over 10 million lives

•                  Completed Biotel integration and generated positive EBITDA contribution

•                  $46.5 million in cash and investments as of December 31, 2011, with no outstanding debt

President and CEO Commentary

Joseph Capper, President and Chief Executive Officer of CardioNet, commented: “During the fourth quarter, we continued to successfully execute on our operational initiatives as evidenced by the positive adjusted EBITDA generated for the quarter and full year 2011.  We launched our next-generation MCOTTM device, implemented approximately $7.5 million of annualized cost reductions, reached an agreement to settle the outstanding class action litigation and opened the west coast monitoring facility.  We will ramp up our activity in this new facility over the next three months and expect to be fully operational in the second quarter.  Given this significant progress, we are now in a far better position to capitalize on a variety of growth opportunities.

“As an example, we recently announced the purchase of ECG Scanning & Medical Services, Inc. (“ECG Scanning”), a $7 million cardiac monitoring company focused on event, Holter and pacemaker monitoring.  The acquisition is expected to be accretive in the first year and improve the Company’s position in the cardiac monitoring market by leveraging our infrastructure and ECG Scanning’s customer relationships.

“Although results have improved, our stock price has clearly been under pressure particularly since the announcement of the civil investigative demand in August 2011.  As a result, we were required by accounting guidance to take a non-cash goodwill impairment charge.  This charge has no impact on the Company’s business operations or cash flow.

“2011 presented a number of challenges for the Company and the healthcare industry overall; however, we improved our year-over-year operating results and are even more excited about the future.  With a number of operational improvements in place and the full commercialization of our next-generation MCOTTM device, we are confident that we can continue to enhance performance and strategically leverage our balance sheet.”

Fourth Quarter Financial Results

Revenue for the fourth quarter 2011 was $26.8 million, a decrease of 6.6% compared to $28.7 million in the fourth quarter 2010.  Patient revenue decreased $3.9 million due to slightly lower MCOTTM volume which correlates to the lower volumes being experienced in physicians’ offices, partially offset by an increase in event and Holter volumes.  Largely offsetting the patient revenue decline was the addition of Biotel, which generated revenue of $2.0 million.  For the three months ended December 31, 2011, patient revenue was comprised of 36% Medicare and 64% commercial, and patient volume was comprised of 54% Medicare and 46% commercial.

Gross profit for the fourth quarter 2011 decreased to $16.6 million, or 62.1% of revenue, compared to $16.7 million, or 58.3% of revenue, in the fourth quarter 2010.  The increase in gross profit percentage was related to cost reduction initiatives implemented during the quarter.

On a GAAP basis, operating expenses for the fourth quarter 2011 were $66.2 million, an increase of 210.7% compared to $21.3 million in the fourth quarter 2010.  This increase was driven by a goodwill impairment charge of $46.0 million due to a suppressed market price which the Company believes is primarily a result of market reaction to the ongoing Department of Justice inquiry.  Operating expenses on an adjusted basis declined by 11.1% compared to the prior year quarter, excluding $48.7 million in the fourth quarter 2011 and $1.6 million in the fourth quarter 2010 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was driven partially by the implementation of cost reductions in the quarter as well as a reduction in bad debt expense.  These reductions were partially offset by the addition of Biotel’s operating expenditures in the quarter.

On a GAAP basis, net loss for the fourth quarter 2011 was $49.8 million, or a loss of $2.03 per diluted share, compared to a net loss of $4.8 million, or a loss of $0.20 per diluted share, for the fourth quarter 2010.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net loss for the fourth quarter 2011 was $1.1 million, or a loss of $0.04 per diluted share.  This compares to an adjusted net loss of $3.2 million, or a loss of $0.13 per diluted share, for the fourth quarter 2010, which also excludes the impact of restructuring and other nonrecurring charges.

Full Year 2011 Financial Results

Revenue for the twelve months ended December 31, 2011 was $119.0 million, a decrease of 0.8% compared to $119.9 million reported in the prior year.  Patient revenue decreased $13.1 million due to slightly lower MCOTTM volume in the second half due to lower patient census in physicians’ offices as well as lower reimbursement rates, partially offset by an increase in event and Holter volumes.  Substantially offsetting the patient revenue decline was the addition of Biotel, which generated revenue of $12.2 million.  For the twelve months ended December 31, 2011, patient revenue was comprised of 36% Medicare and 64% commercial, and patient volume was comprised of 51% Medicare and 49% commercial.

Gross profit for the twelve months ended December 31, 2011 decreased to $69.9 million, or 58.8% of revenue, compared to $72.4 million, or 60.4% of revenue, in the prior year.  The decline in gross profit percentage was related to the addition of the lower margin Biotel business.

On a GAAP basis, operating expenses for the twelve months ended December 31, 2011 were $131.3 million, an increase of 42.5% compared to $92.1 million in the prior year.  This increase was driven by a goodwill impairment charge of $46.0 million.  Operating expenses on an adjusted basis declined by 8.6% compared to the prior year, excluding $53.5 million for the twelve months ended December 31, 2011 and $7.1 million for the twelve months ended December 31, 2010 related to restructuring and other nonrecurring charges.  The decrease in operating expenses was substantially driven by a reduction in bad debt expense, as well as a reduction in outside services and professional fees.  These reductions were partially offset by the addition of Biotel’s operating expenditures.

On a GAAP basis, net loss for the twelve months ended December 31, 2011 was $61.4 million, or a loss of $2.51 per diluted share, compared to a net loss of $19.9 million, or a loss of $0.82 per diluted share, for the twelve months ended December 31, 2010.  Excluding expenses related to restructuring and other nonrecurring charges, adjusted net loss for the twelve months ended December 31, 2011 was $7.9 million, or a loss of $0.32 per diluted share.  This compares to an adjusted net loss of $12.8 million, or a loss of $0.53 per diluted share, for the twelve months ended December 31, 2010, which also excludes the impact of restructuring and other nonrecurring charges.

Liquidity

As of December 31, 2011, the Company had total cash and investments of $46.5 million compared to $45.5 million as of December 31, 2010, an increase of $1.0 million.  Benefits from process improvements in the billing and collections areas resulted in strong cash collections throughout the year, as well as a significant decrease in bad debt expense.  These factors created a shorter collection cycle, thereby positively impacting DSO, which decreased to 75 days.

Conference Call

CardioNet, Inc. will host an earnings conference call on Wednesday, February 22, 2012, at 5:00 PM Eastern Time.  The call will be simultaneously webcast on the investor information page of our website, www.cardionet.com.  The call will be archived on our website and will also be available for two weeks via phone at 888-286-8010, access code 35475486.

About CardioNet

CardioNet is a leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health. CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient TelemetryTM (MCOTTM).  More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “may,” “anticipate,” “possible,” “estimate,” “potential,” “intend,” “plan,” “believe,” “forecast,” “promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, the effect of the ECG Scanning and Biotel acquisitions on our business operations and financial results, effectiveness of our efforts to address operational initiatives, including cost savings initiatives that affect our business, changes to insurance coverage, relationships with our government and commercial payors and reimbursement levels for our products, the success of our sales and marketing initiatives, our ability to attract and retain talented executive management and sales personnel, our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business, the commercialization of new products, market factors, internal research and development initiatives, partnered research and development initiatives, competitive product development, changes in governmental regulations and legislation, the continued consolidation of payors, acceptance of our new products and services and patent protection, adverse regulatory action and litigation success. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Revenue	$26,784	$28,683
Cost of revenue	10,154	11,970
Gross profit	16,630	16,713
Gross profit %	62.1%	58.3%

Operating expenses:
Goodwill impairment charge	45,999	—
General and administrative expense	7,697	7,715
Sales and marketing expense	5,740	7,160
Bad debt expense	3,524	4,520
Research and development expense	1,326	1,187
Integration, restructuring and other charges	1,902	722
Total operating expenses	66,188	21,304

Loss from operations	(49,558)	(4,591)
Interest and other income, net	37	36

Loss before income taxes	(49,521)	(4,555)
Provision for income taxes	(240)	(262)
Net loss	$(49,761)	$(4,817)

Loss per Share:
Basic	$(2.03)	$(0.20)
Diluted	$(2.03)	$(0.20)

Weighted Average Shares Outstanding:
Basic	24,550	24,253
Diluted	24,550	24,253

Consolidated Statements of Operations

(In Thousands, Except Per Share Amounts)

	Twelve Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Revenue	$119,022	$119,924
Cost of revenue	49,076	47,492
Gross profit	69,946	72,432
Gross profit %	58.8%	60.4%

Operating expenses:
Goodwill impairment charge	45,999	—
General and administrative expense	35,011	34,657
Sales and marketing expense	27,821	29,338
Bad debt expense	12,080	18,578
Research and development expense	5,698	4,897
Integration, restructuring and other charges	4,659	4,654
Total operating expenses	131,268	92,124

Loss from operations	(61,322)	(19,692)
Interest and other income, net	144	94

Loss before income taxes	(61,178)	(19,598)
Provision for income taxes	(244)	(262)
Net loss	$(61,422)	$(19,860)

Loss per Share:
Basic	$(2.51)	$(0.82)
Diluted	$(2.51)	$(0.82)

Weighted Average Shares Outstanding:
Basic	24,425	24,109
Diluted	24,425	24,109

Summary Financial Data

(In Thousands)

	December 31, 2011	December 31, 2010
	(unaudited)

Cash and investments	$46,484	$45,484
Accounts receivable, net	21,028	24,978
Other receivables, net	1,564	3,041
Days sales outstanding	75	78
Working capital	57,177	60,634
Total assets	94,975	156,692
Total debt	—	—
Total shareholders’ equity	77,997	134,928

	Three Months Ended
	December 31, 2011	December 31, 2010
	(unaudited)

Stock compensation expense	$709	$887

	Twelve Months Ended
	December 31, 2011	December 31, 2010
	(unaudited)

Stock compensation expense	$4,006	$3,945

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Three Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Operating loss — GAAP	$(49,558)	$(4,591)

Nonrecurring charges (a)	48,675	1,599

Adjusted operating loss	$(883)	$(2,992)

Net loss — GAAP	$(49,761)	$(4,817)

Nonrecurring charges (a)	48,675	1,599

Adjusted net loss	$(1,086)	$(3,218)

Loss per diluted share — GAAP	$(2.03)	$(0.20)

Nonrecurring charges per share (a)	1.99	0.07

Adjusted loss per diluted share	$(0.04)	$(0.13)

(a)          In the fourth quarter of 2011, we incurred $46.0 million of goodwill impairment charges, $1.3 million of legal fees related to litigation, $1.2 million related to the integration of Biotel’s operations, restructuring and other nonrecurring charges, as well as $0.2 million for the forfeiture and acceleration of certain options.  In the fourth quarter of 2010, we incurred $0.7 million of severance and other exit costs related to the restructuring of our sales and service organizations, as well as $0.9 million of other nonrecurring charges.

	Three Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Cash provided by operating activities	$4,540	$14,191
Capital expenditures	(1,140)	(1,575)
Free cash flow	3,400	12,616

	Three Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Operating loss — GAAP	$(49,558)	$(4,591)
Nonrecurring charges	48,675	1,599
Depreciation and amortization expense	2,163	3,346
Adjusted EBITDA	1,280	354

Reconciliation of Non-GAAP Financial Measures

(In Thousands, Except Per Share Amounts)

In accordance with Regulation G of the Securities and Exchange Commission, the table set forth below reconciles certain financial measures used in this press release that were not calculated in accordance with generally accepted accounting principles, or GAAP, with the most directly comparable financial measure calculated in accordance with GAAP.

	Twelve Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Operating loss — GAAP	$(61,322)	$(19,692)

Nonrecurring charges (a)	53,527	7,104

Adjusted operating loss	$(7,795)	$(12,588)

Net loss — GAAP	$(61,422)	$(19,860)

Nonrecurring charges (a)	53,527	7,104

Adjusted net loss	$(7,895)	$(12,756)

Loss per diluted share — GAAP	$(2.51)	$(0.82)

Nonrecurring charges per share (a)	2.19	0.29

Adjusted loss per diluted share	$(0.32)	$(0.53)

(a)          For the twelve months ended 2011, we incurred $46.0 million of goodwill impairment charges, $4.3 million related to the integration of Biotel’s operations, other strategic initiatives and other nonrecurring charges, $2.2 million of legal fees related to litigation, as well as $1.0 million for the forfeiture and acceleration of certain options.  For the twelve months ended 2010, we incurred $4.9 million of severance and other exit costs related to the restructuring of our sales and service organizations and management changes, $1.3 million for the forfeiture and acceleration of certain options, as well as $0.9 million of other nonrecurring charges largely related to our class action and Biotel law suits.

	Twelve Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Cash provided by (used in) operating activities	$5,030	$10,362
Capital expenditures	(3,954)	(5,247)
Free cash flow	1,076	5,115

	Twelve Months Ended
	(unaudited)
	December 31, 2011	December 31, 2010

Operating loss — GAAP	$(61,322)	$(19,692)
Nonrecurring charges	53,527	7,104
Depreciation and amortization expense	11,432	12,878
Adjusted EBITDA	3,637	290